Exhibit 10.5
AMENDMENT 5 TO LEASE

This Amendment 5 to Lease (“Amendment”) is made and entered into as of this 1st day of December, 2012, by and between 2844 West Deer Valley, L.L.C., an Arizona limited liability company (“Landlord”), and Universal Technical Institute of Phoenix, Inc., f/k/a/ The Clinton Harley Corporation, a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant previously entered into that certain Lease Agreement dated April 1, 1994 for premises commonly known as 2844 W. Deer Valley Road and 2837 W. Louise Drive, Phoenix, Arizona 85027 (“Lease Agreement”), as amended by that certain Amendment 2 for Lease of Commercial Building located at 2844 W. Deer Valley Road, Phoenix, Arizona 85027, dated August 15, 1995 (“Amendment 2”) and that certain Amendment 3 to Lease of Commercial Building dated September 30, 1997 (“Amendment 3”), and that certain Amendment 4 to Lease of Commercial Building dated January, 2000 (“Amendment 4”) (collectively, the “Lease”).

B.    Landlord and Tenant desire to amend the terms of the Lease in accordance with the provisions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Lease as follows:

1.    Paragraph D of Basic Lease Provisions. Paragraph D of the Basic Lease Provisions is amended to provide that the Premises include the buildings and 6.886 acres of land areas depicted on the diagram attached hereto as Exhibit A.

2.    Paragraph E of Basic Lease Provisions. Paragraph E of the Basic Lease Provisions is deleted in its entirety and replaced with the following:

E.    TERM:    Extended through December 31, 2022.

3.    Paragraph F of Basic Lease Provision. Paragraph F of the Basic Lease Provisions is deleted in its entirety and replaced with the following:

F.	LEASE COMMENCEMENT DATE: This Lease shall commence on January 1, 2013 and expire at midnight on December 31, 2022.

4.    Paragraph G of Basic Lease Provisions. Paragraph G of the Basic Lease Provisions is deleted in its entirety effective January 1, 2013 and replaced with the following:

G.	RENT*: The sum of $43,590.00 payable on or before the first day of January, 2013. (See Paragraph 5 for further provisions).

*In addition to the monthly rent stated above, Tenant shall be responsible for the payment of any and all property taxes, property insurance, rental taxes, general assessments, special assessments, association fees and other charges and costs as specified in the Lease (“Additional Charges”).

5.	Article 3 - Rent. Article 3, Paragraph A is amended to delete the last sentence of said Paragraph.

Article 3, paragraph 3.B, is deleted in its entirety and replaced with the following:

B.	The annual Minimum Rent shall be modified effective January 1, 2013 in accordance with the following Base Monthly Rent Schedule:

01/01/13 through 02/28/15 @ $43,590.00/Mo. = $523,080.00/12 Months
03/01/15 through 02/28/16 @ $44,461.80/Mo. = $533,541.60/12 Months
03/01/16 through 02/28/17 @ $45,351.04/Mo. = $544,212.48/12 Months
03/01/17 through 02/28/18 @ $46,258.06/Mo. = $555,096.72/12 Months
03/01/18 through 02/28/19 @ $47,183.22/Mo. = $566,198.64/12 Months

03/01/19 through 02/28/20 @ $48,126.88/Mo. = $577,522.56/12 Months
03/01/20 through 02/28/21 @ $49,089.42/Mo. = $589,073.04/12 Months
03/01/21 through 02/28/22 @ $50,071.21/Mo. = $600,854.52/12 Months
03/01/22 through 12/31/22 @ $51,072.63/Mo. = $612,871.61/12 Months

In addition to the foregoing, Tenant shall pay the Additional Charges as specified in the Lease.

6.    Capitalized Terms. Capitalized terms used herein and not defined herein shall have meaning given to them in the Lease.

7.    Tenant Improvement Allowance. Commencing July 1, 2013, Landlord agrees to provide Tenant with a Tenant Improvement Allowance equal to $200,000.00 (hereinafter the “Allowance”). Funding the Allowance will be in six (6) equal payments of $33,333.33 and will be dispersed to Tenant in the form of either a rent credit or a check from Landlord, at Landlord’s discretion. Tenant agrees to use the Allowance towards building improvements such as painting, flooring, electrical, plumbing, roof or HVAC improvements, and all such improvements shall be constructed in compliance with all applicable rules, laws and regulations. Except as arising from Landlord’s negligence or willful misconduct, Landlord shall have no responsibility or liability for any death or injury to persons, including but not limited to Tenant, Tenant’s officers, directors, employees, personnel, contractors, invitees, or any third persons in or upon the Premises, or for damage to property caused by alterations, additions or improvements made to the Premises by Tenant, and Tenant hereby indemnifies Landlord against any such liability, obligation, cost or expense arising therefrom. Tenant shall pay when due all claims for labor and material furnished to the Premises. Any Tenant contractor shall be a commercially licensed and bonded contractor and shall have commercially reasonable amounts of workman’s compensation and general liability insurance with Landlord and Landlord’s property management company both named as insured parties under the coverage’s.

8.    Alterations. Tenant shall have the right to make future alterations to the Premises that are non structural, using an architect, design and contractor professionals (all appropriately licensed) of Tenant’s choice, without prior consent of Landlord, for projects under $50,000. Upon Landlord’s written request, Tenant agrees to provide Landlord with reasonable information, including blue prints for all such alterations and improvements.

9.    Option to Extend. Tenant shall have three (3) options to extend this Lease for an extended term of five (5) years each by giving Landlord written notice of its intention to do so not later than six (6) months prior to the expiration of the applicable Term and not more than fifteen (15) months prior to the expiration of the applicable Term; provided, however, that Tenant is not in material default beyond any applicable cure period under the Lease on the date of giving such notice. Any termination of the Lease shall result in automatic termination of these options. The extended term shall be upon all of the terms and conditions of the Lease, except that the Minimum Rent shall adjust to Fair Market Rental as provided herein. The Minimum Rent for the extended term shall be calculated as follows:

A.
Landlord and Tenant hereby acknowledge and agree that the Minimum Rent during the extended term shall be the “Fair Market Rental” for the Property, as determined in accordance with this Section, but in no event less than the prior Minimum Rent of the preceding month of the Lease Term prior to such extension. Following receipt by Landlord of Tenant’s notice to exercise the option, Landlord shall provide Tenant with written notice of its determination of Fair Market Rental for the Premises. The parties shall have until the date that is five (5) months prior to the date that the Lease Term will expire in order to agree on Minimum Rent during the extended term.

B.
If the parties fail to agree on the Minimum Rent for the extended term during that period, then the Fair Market Rental shall be established by appraisal. Landlord and Tenant shall each appoint one appraiser at least five (5) months prior to the expiration of the Lease Term; provided, however, that if either party fails to designate an appraiser within the time period specified, then the appraiser who is designated shall conclusively determine the Fair Market Rental.

C.
If two (2) appraisers are designated, then they shall submit within thirty (30) days their appraisals of the Fair Market Rental. Landlord and Tenant intend that the “Fair Market Rental” shall be deemed to be the rent per square foot of Rentable Area of space that is then being charged for space located in buildings in the vicinity of the Premises that are comparable in quality and offer similar amenities to the building, including the extensive parking ratio under this Lease and involving leases with similar terms and conditions, and involving the use of the premises for similar purposes allowed under this Lease. The spaces used for comparison shall be comparable in size, quality and design to the Premises, and such spaces used for comparison shall be comparable to the Premises with respect to their quality and quantity of tenant improvements installed at each landlord’s expense, the services provided by each landlord to such tenant, and the financial strength of Tenant.

D.
Should the two appraisers be unable to agree within said thirty (30) days, the two appraisers shall each submit an independent written appraisal and together they shall designate one (1) additional person as appraiser within five (5) days following the expiration of said thirty (30) day period; provided however, that if the difference between the two appraisals is ten percent (10%) or less of the lowest appraisal, then an additional appraiser shall not be designated and the Fair Market Rental shall equal the average of the two (2) appraisals that are submitted. The third appraiser shall submit an independent written appraisal within thirty (30) days following his or her appointment. If the two appraisers cannot agree upon a third appraiser, then either party hereunder may request that the presiding Judge of the Maricopa County Superior Court appoint such third appraiser. The Fair Market Rental shall be equal to the average of the two (2) written appraisals which are closest, and the third (3rd) appraisal shall be disregarded.

E.
Each party shall bear the costs of the appraiser appointed by it. If three (3) appraisers are appointed, each party shall bear the cost of the appraiser appointed by it and the parties shall share equally in the cost of the third appraiser. No person shall be appointed or designated an appraiser unless he or she is (i) an independent appraiser who is a currently certified member of the American Institute of Real Estate Appraisers (with MAI designation) and unless he or she has at least five (5) years experience as an appraiser in Maricopa County, or (ii) a real estate broker with at least ten (10) years experience in leasing of space in the greater Phoenix area.

F.
In the event that the Fair Market Rental is not established before the commencement of the extended term, Tenant shall continue to pay the Base Rent in effect as of the end of the Lease Term; when the Fair Market Rental has been established, the new Base Rent shall be retroactively effective as of the beginning of the extended term, and Tenant shall pay Landlord any deficiency with in thirty (30) days after the establishment of the new Base Rent.

10.    FF & E (Phone System / Cabling). Tenant shall have the right to use all existing FF&E, phone system,and cabling systems that are currently in place within the Premises at no cost during the Lease Term.

11.    Parking. Tenant shall have use of the parking designated on Exhibit A attached hereto as per the original Lease Agreement referenced above.

12.    Signage. Tenant shall have the right to install building signage per the terms and conditions of the original Lease Agreement.

13.    Telecopy Signatures. Landlord and Tenant agree that telecopy counterparts of this Amendment 5 to Lease shall be binding.

14.    Ratification. Except as amended hereby, the Lease is in all other respects ratified and confirmed.

15.    Whole Agreement. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall control to the extent necessary to resolve such conflict or inconsistency.

16.    Effective Date. The Effective Date hereof shall be the date first written above.

17.    Disclosure. Some of the members of Landlord are licensed real estate Brokers, Associate Brokers and/or Sales Persons in the state of Arizona, including but not limited to Clifford J. Cutler and Robin B. Cutler and are acting as an owner/agent in this transaction.

18.    Notices. Article 23 of the Lease is hereby amended to require that such Notices shall be sent to Landlord at the following address: 2150 East Highland Avenue, Suite 207, Phoenix, Arizona.

All Notices sent to Tenant shall be sent to the following address: 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254. Attention, Mel Camba.

LANDLORD:                TENANT:

2844 WEST DEER VALLEY, L.L.C., an     UNIVERSAL TECHNICAL INSTITUTE OF PHOENIX, INC.,
Arizona Limited Liability Company    a Delaware corporation

By:                        By:
Its:                        Its:

Date:                        Date: